Confidential Treatment Requested
by LXR Biotechnology, Inc.
located at 1401 Marina Way South,
Richmond, CA 94804.

                           CLINICAL SERVICES AGREEMENT
                             Innovex Project #5378

THIS AGREEMENT is made and entered into this 6th day of June, 1997, by and between LXR Biotechnology, Inc., hereinafter referred to as "LXR" or "Client," and Innovex Inc., 11250 Corporate Avenue, Lenexa, Kansas 66219, hereinafter referred to as "Innovex."

WHEREAS, LXR is a pharmaceutical company; and

WHEREAS, Innovex is in the business of providing contract pharmaceutical services; and

WHEREAS, LXR proposes to retain Innovex for the specific purpose of performing Clinical Services;

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

    1. LXR hereby retains Innovex to provide Clinical Services as specified in Schedule B - Services, to commence on or about June 6, 1997.

    2. LXR agrees to pay Innovex fees and expenses as provided in Schedule A Price.

    3. The terms and conditions of Innovex's Standard Terms for Clinical Services, and Schedule A and Schedule B, are incorporated herein and shall apply to this Agreement.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INNOVEX INC.                               LXR BIOTECHNOLOGY, INC.


By:                                        By:
  ---------------------------------           ----------------------------------
Janet H. Parkey
Vice President,
Finance & Support Services                 Title
                                                --------------------------------


Date:   ______________, 1997               Date:  _______________, 1997




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Innovex Standard Terms for Clinical Services                                  2
Innovex #5378

                      STANDARD TERMS FOR CLINICAL SERVICES

1.  INTERPRETATION

     1.1 As used in these Standard Terms, unless the context requires otherwise:

          "Agreement" means any Clinical Services Agreement between Innovex Inc., a Delaware corporation ("Innovex"), and a Client incorporating these Standard Terms;

          "Client" means the Client whose name and address are set out in the Agreement;

          "Client Information" means all technical and other information not known to Innovex to be supplied by the Client to Innovex relating to the provision of the Services;

          "Client Materials" means all materials, including but not limited to, documents and drugs supplied by the Client to Innovex for the provision of the Services;

          "Clinical Research Personnel" means any employee of Innovex involved in the provision of the Services;

          "GCP" means any applicable good clinical practice codes;

          "Price" means the price specified in Schedule A for the Services;

          "Product" means any drug forming part of the Client Materials;

          "Proposal" means any proposal or quotation issued by Innovex;

          "Adverse Drug Experience" means a significant or material hazard, side effect, contraindication or precaution, in particular one which is fatal, life-threatening or disabling or requires hospitalization or prolongation of hospitalization or is a congenital anomaly, malignancy

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Innovex #5378



          or overdose including, without limitation, any event required to be reported under any relevant GCP;

          "Services" means all or any part of the services that are the subject of the Agreement or Proposal, details of which are set out in Schedule B.


          "Terms of Payment" means the terms of payment specified in Schedule A.

     1.2 Unless the context requires otherwise, words and phrases defined in any other part of the Agreement shall bear the same meaning in these Standard Terms, references to the singular number include the plural and vice versa, references to a gender include references to all other genders, references to Schedules are references to schedules to the Agreement and references to Sections are references to sections of these Standard Terms.

2.   APPLICABILITY OF STANDARD TERMS

     These Standard Terms shall apply to every Proposal and Agreement and (except as otherwise agreed by the parties) to any services additional to the Services to be provided by Innovex for a Client. Innovex shall not be bound by any term (other than a Special Term) which may be inconsistent with these Standard Terms. No variation of or addition to these Standard Terms or any other term of the Agreement shall be effective unless agreed in writing by an authorized representative acting for and on behalf of Innovex.

3.   PROVISION OF THE SERVICES

     3.1 Innovex shall carry out the Services as provided in Schedule B with reasonable care and skill.

     3.2 Innovex shall provide the Services in material conformance with all local, state and federal laws and regulations applicable to clinical investigations including, but not limited to, the Federal Food, Drug and Cosmetic Act and the regulations of the United States Food and Drug Administration.

     3.3 The Client shall provide Innovex with full details and all necessary Client Information and Client Materials which Innovex may require to

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Innovex #5378


          provide the Services within the time periods agreed between Client and Innovex and shall reimburse Innovex for any additional costs or expenses that it may incur as a direct result of any delay in or failure to provide the Client Information or Client Materials within such time limits.

Innovex Standard Terms for Clinical Services                                  5
Innovex #5378

     3.4 Title to any and all equipment purchased by either party for use in performing its obligations under the Agreement shall remain with such party and shall be free of all claims, liens or encumbrances of the other party.

4.   PRICE AND TERMS OF PAYMENT

     4.1 The Client shall pay the Price in accordance with the terms set forth in Schedule A.

     4.2 Unless otherwise indicated in writing by Innovex, all prices and charges quoted by Innovex are net of any taxes (which shall be paid by Client). Payment in full must be made within thirty (30) days of the date of the invoice. Innovex Federal Employer Identification Number is 06-1076709.

           4.2.1 The preferred method of payment is by direct transfer to the Innovex bank account. Wire transfer instructions are as follows:

                          [**]

           4.2.2 Payments by check should be mailed to Innovex's lock box as follows:

                          Innovex Inc.
                          P.O. Box 87-3400
                          Kansas City, MO  64187-3400

     4.3 Prompt payment by the Client is essential. In the event of late payment:

           4.3.1 interest shall accrue on a daily basis at the lesser of two percent (2%) above the Prime Rate as announced periodically by Barclays Bank PLC (New York branch) or the maximum rate permitted by law, on any amount overdue from the date payment became due until payment is made in full; and


                                            ** Confidential Treatment Requested

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Innovex #5378



           4.3.2 Innovex shall, at its sole discretion, and without prejudice to any other of its accrued rights, be entitled to suspend the provision of the Services, or to treat the Agreement as repudiated by giving notice in writing to the Client.

5.   LIABILITY

     5.1 Client shall indemnify, defend and hold harmless Innovex, its affiliates and its and their respective directors, officers, employees and agents (each, an "Innovex Indemnified Party") from and against any and all losses, claims, actions, damages, liabilities, costs and expenses, (including reasonable attorneys' fees and court costs) (collectively, "Losses"), relating to or arising from or in connection with this Agreement or the Services contemplated herein (including, without limitation, any Losses arising from or in connection with any Project, study, test, product or potential product to which this Agreement relates) or any litigation, investigation or other proceeding relating to any of the foregoing, except to the extent such Losses are determined to have resulted solely from the negligence or intentional misconduct of the Innovex Indemnified Party seeking indemnity hereunder.

     5.2 Innovex shall indemnify, defend and hold harmless Client, its affiliates and its and their respective directors, officers, employees and agents from and against any and all losses, claims, actions, damages, liabilities, costs and expenses, (including reasonable attorneys" fees and court costs) (collectively, "Client Losses"), to the extent such Client Losses are determined to have resulted solely from the negligence or intentional misconduct of Innovex.

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Innovex #5378

     5.3. The party seeking indemnification hereunder (the "Indemnified Party") shall: (a) give the party obligated to indemnify (the "Indemnifying Party") prompt notice of any such claim or law suit (including a copy thereof) served upon Indemnified Party; and (b) Indemnified Party and its employees shall fully cooperate with Indemnifying Party and its legal representatives in the investigation of any matter the subject of indemnification; and (c) Indemnified Party shall not unreasonably withhold its approval of the settlement of any such claim, liability, or action by Indemnifying Party covered by this Indemnification provision; provided, however, that Indemnified Party's failure to comply with its obligations pursuant to Section 12 shall not constitute a breach of this Agreement nor relieve Indemnifying Party of its indemnification obligations, except to the extent, if any, that Indemnifying Party's defense of the affected claim, action or proceeding actually was materially impaired hereby.

     5.4 Neither Innovex, nor its affiliates, nor any of its or their respective directors, officers, employees or agents shall have any liability for any special, incidental, or consequential damages, including, but not limited to the loss of opportunity, loss of the use of any data or information supplied hereunder, or loss of revenue or profit, in connection with or arising out of this Agreement, the Services performed by Innovex hereunder or the existence, furnishing, functioning, or Client's use of any information, documentation or Services provided pursuant to this Agreement, even if Innovex shall have been advised of the possibility of such damages. In addition, in no event shall the collective, aggregate liability of Innovex and its affiliates and its and their respective directors, officers, employees and agents under this Agreement exceed the amount of compensation actually received by Innovex from Client for the assignment or task from which such liability arose.

     5.5 The Client and Innovex shall each at its own expense obtain and maintain insurance of a type and amount adequate to cover any and all costs, claims, damages, demands, losses, liabilities and expenses, in respect of which it is obliged to indemnify the other under this Agreement and shall not do or omit to do any act, matter or thing that could prejudice or render voidable such insurance. Either party shall, promptly upon request by the other, provide such evidence of the insurance as may reasonably be required.

Innovex Standard Terms for Clinical Services                                  8
Innovex #5378


     5.6 Nothing contained in these Standard Terms shall purport to exclude or restrict any liability for death or personal injury resulting directly from gross negligence or willful misconduct by Innovex in carrying out the Services.

     5.7 The obligations under this Section 5 shall survive the termination of the Agreement for whatever reason.


6.   RELATIONSHIP BETWEEN THE PARTIES

     6.1 The Clinical Research Personnel shall be and remain employees of Innovex subject to Clause 6.5 below and shall represent themselves to third parties as Innovex employees under contract to work for the Client.

     6.2 Each party to the Agreement shall act as an independent contractor and no relationship of employer or employee, joint venturer or partner shall arise or be created by or under the Agreement as between Innovex or the Clinical Research Personnel and the Client or the Client's employees. Accordingly, neither party shall enter into a contract or agreement with a third party that purports to obligate or bind the other party.

     6.3 Where the Services are to be provided by Clinical Research Personnel at the Client's premises or at premises under the Client's control, the Client shall be responsible and shall hold harmless Innovex for the Clinical Research Personnel's safety and security while on those premises; provided, however, that Innovex shall use its reasonable efforts to ensure that the Clinical Research Personnel comply with all reasonable directions given by the Client as to general safety and security requirements for such premises.

     6.4 The cost of recruiting and training any replacement Clinical Research Personnel will be borne by Innovex, except as provided in this Clause
           6.4. Should the performance of Clinical Research Personnel be mutually agreed as acceptable by the parties but for other reasons the Client requests that Innovex replace any Clinical Research Personnel, then the Client shall pay the cost of recruiting and training any

Innovex Standard Terms for Clinical Services                                  9
Innovex #5378

           replacement. Should the Client consider in its reasonable opinion that any of such Clinical Research Personnel requires replacement because of his or her unsatisfactory performance, Innovex shall recruit and train any replacement at its own expense.

     6.5 If any of the Clinical Research Personnel providing Services at the Client's premises ceases to be employed by Innovex and is employed by the Client during the term of the Agreement or within a six(6)-month period after its termination, then to compensate Innovex for any losses it incurs as a result thereof including, without limitation, the cost of recruiting and training a replacement employee, a sum equal to twenty percent (20%) of such employee's annual salary when such employee was last employed by Innovex shall be payable by the Client to Innovex upon commencement of such employment with the Client.

7.   CONFIDENTIALITY AND INTELLECTUAL PROPERTY

     7.1 It is understood that during the course of this Agreement, Innovex and its employees may receive data and information which is confidential and proprietary to Client. All such data and information (hereinafter "Client Confidential Information") written or verbal, tangible or intangible, made available, disclosed, or otherwise made known to Innovex and its employees as a result of services under this Agreement shall be considered confidential and shall be considered the sole property of Client. All information regarding Innovex's operations, including but not limited to Innovex's Property, disclosed by Innovex to Client in connection with this Agreement is proprietary, confidential information belonging to Innovex (the "Innovex Confidential Information", and together with the Client Confidential Information, the "Confidential Information"). The Confidential Information shall be (a) marked as confidential, (b) otherwise represented by the disclosing party as confidential either before or within a reasonable time after its disclosure, or (c) otherwise represent information of the type afforded confidential treatment. The Confidential Information shall be used by the receiving party and its employees only for purposes of performing the receiving party's obligations hereunder. Each party agrees that it will not reveal, publish, or otherwise disclose the Confidential

Innovex Standard Terms for Clinical Services                                  10
Innovex #5378

          Information of the other party to any third party without the prior written consent of the disclosing party, provided that the foregoing obligations shall not apply to Confidential Information which:

          (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party;

          (b) becomes available to the receiving party on a non-confidential basis from a source which is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the disclosing party;

          (c) the receiving party develops independently of any disclosure by the disclosing party;

          (d) was in the receiving party's possession or known to the receiving party prior to its receipt from the disclosing party; or

          (e)  is required by law to be disclosed.

           This obligation of confidentiality and non-disclosure shall remain in effect for a period of five years after the termination of this Agreement.

     7.2 All data and information necessary for Innovex to conduct project assignments will be forwarded by Client to Innovex. All data and information generated or derived by Innovex as the result of services performed by Innovex under this Agreement shall be and remain the exclusive property of Client. Any inventions that may evolve from the data and information described above or as the result of services performed by Innovex under this Agreement shall belong to Client and Innovex agrees to assign its rights in all such inventions and/or related patents to Client. Notwithstanding the foregoing, Client acknowledges that Innovex possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including, but not limited to analytical methods, procedures and techniques, computer technical expertise and software, which have been independently developed by Innovex (collectively "Innovex's Property"). Client and Innovex agree that any Innovex Property or improvements thereto which are used, improved, modified or developed by Innovex under or during the term of this Agreement are the sole and exclusive property of Innovex.


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Innovex Standard Terms for Clinical Services                                  11
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     7.3   It is expressly agreed that neither party transfers to the other party by operation of the Agreement any patent right, copyright or other proprietary right either party owns, except as specifically set forth herein.

     7.4 The obligations of Innovex and the Client under this Section 7 shall survive the termination of the Agreement for whatever reason.

8.   TERM AND TERMINATION

     8.1. If it becomes apparent to Innovex or the Client at any stage in the provision of the Services that it will not be possible to complete the Services for technical reasons, or because of the unavailability of suitable patients or investigators, a thirty-day (30-day) period shall be allowed for discussion to resolve such problems. If such problems are not resolved within such period, Innovex and the Client shall each thereafter have the right to terminate the Agreement by notice in writing. In the event of such termination by the Client, the Client shall pay to Innovex a termination fee calculated by Innovex to include all profit, costs and expenses incurred by Innovex to the date of termination and including, without limitation, the costs of terminating any commitments entered into under the Agreement, such termination fee not to exceed the Price.

     8.2 The term of the Agreement shall, subject to Sections 8.3 and 8.4 below, be approximately twenty-four (24) months, beginning on or about June 6, 1997, and ending June 1, 1999, unless otherwise agreed by the parties in writing at least sixty (60) days prior to the end of the original term of this Agreement.

     8.3 The Agreement may be terminated by either party upon written notice if any of the following events occur:

           8.3.1 the authorization and approval to provide the Services in the United States is withdrawn by the U.S. Food and Drug Administration;

           8.3.2 animal, human or toxicological test results, in the reasonable opinion of either party, support termination of the Agreement;

Innovex Standard Terms for Clinical Services                                  12
Innovex #5378

           8.3.3 the emergence of any adverse drug experience or side effect with any Client Material used in the performance of the Services is of such magnitude or incidence in the reasonable opinion of either party to support termination of the Agreement.

     8.4 Termination of the Agreement for whatever reason shall not affect the accrued rights of either Innovex or the Client arising under or out of the Agreement and all provisions which are express to or by implication survive the Agreement shall remain in full force and effect.

9.   IMPROPER ACTIVITIES

     If either party shall be of the reasonable opinion that the Clinical Research Personnel are being used for purposes or are involved in any activity which is illegal or which harms the other party's standing or professional reputation, then that party shall be entitled to give written notice to the other specifying the purpose or activity giving rise to the complaint and requiring that the other cease such activity within fourteen
     (14) days, in default of which the Agreement may be terminated immediately by the party giving notice.

10.  ADVERSE DRUG EXPERIENCE

     If Innovex and/or the Clinical Research Personnel become aware of any adverse drug experience reports involving use of any Client product they shall immediately inform the Client in accordance with Innovex or the Client's standard operating procedures, as appropriate, and shall comply with any legal or regulatory reporting requirements with respect to such matters. When Client communicates information concerning adverse drug experience reports to its own employees, investigators or in compliance with any legal or regulatory requirements, such information shall be communicated to Innovex and the Clinical Research Personnel in a manner consistent with Client standard operating procedures.

Innovex Standard Terms for Clinical Services                                  13
Innovex #5378

11.  FORCE MAJEURE

     The performance by either party of any covenant or obligation on its part to be performed hereunder shall be excused by floods, strikes or other labor disturbances, riots, fires, accidents, wars, embargoes, delays of carriers, inability to obtain materials, failure of power or natural sources of supply, acts, injunctions or restraints of government, or any act of God or other force majeure preventing such performance whether similar or dissimilar to the foregoing that is beyond the reasonable control of the party bound by such covenant or obligation, provided, however that the party affected shall use all reasonable endeavors to eliminate or cure or overcome any of such causes and to resume performance of its covenants with all possible speed.

12.  RECORD KEEPING AND ACCESS

     12.1 Client authorized representatives, and regulatory authorities to the extent required by law, may, during regular business hours, arrange in advance with Innovex to examine and inspect Innovex facilities required for performance of the Services, and inspect and copy all data and work products relating to the Services.

     12.2 Innovex representatives from Innovex Quality and Innovation group may, during regular business hours, arrange in advance with Client to examine and audit the performance of Services by Innovex employees and Clinical Research Personnel.

     12.3 Within thirty (30) days of the expiration or termination of the Agreement, Innovex shall return to the Client or as the Client directs (at the Client's expense) all Client Materials other than those which Innovex has a legal or regulatory obligation to retain.

13.  TRANSFER OF OBLIGATIONS

     All obligations of Client which have been transferred to Innovex, pursuant to 21 CFR 312.52, are identified by attachment to this Agreement or in the Protocol, and shall be included in Form FDA 1571. Innovex agrees to diligently carry out all transferred obligations.

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14.  NO DEBARRED PERSONS

     Innovex represents, warrants and covenants that it is not using, and will not use, in any capacity, in connection with any of the Services performed hereunder, the services of any person debarred under subsections 306(A) or 306(B) of the Generic Drug Enforcement Act of 1992. Innovex agrees to immediately disclose in writing to Client if any employee is debarred or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Innovex knowledge, threatened, relating to the debarment of any person performing services hereunder.

15.  RELATIONSHIP WITH INVESTIGATORS

     If this Agreement obligates Innovex to contract with investigators or investigative sites (collectively, "Investigators") or facilitate Client's contracting with Investigators (or other independent contractors such as central laboratories), then any such contract shall be on a form mutually acceptable to Innovex and Client, which contract may include, without limitation, provisions addressing the specific duties and standards of the parties, confidentiality, indemnification, ownership of property and patent rights, and insurance coverage. Client shall be responsible to promptly review, comment on and/or approve such form contracts. Client acknowledges that (a) an Investigator engaged for a particular Project shall be solely responsible for his or her (or its) own independent medical judgment and his or her (or its) acts and omissions in performing the clinical investigation and related services, and (b) Innovex shall have no responsibility whatsoever for the acts and omissions of any such Investigator; rather, Innovex's sole responsibility with respect to any such Investigator shall be those responsibilities specifically set forth in this Agreement.

16.  RELATIONSHIP WITH AFFILIATES

     16.1 Client agrees that Innovex may utilize the Services of its corporate affiliates to fulfill Innovex's obligations under this Agreement. Any affiliate so utilized shall be (i) subject to all of the terms and conditions applicable to Innovex under this Agreement, including, but not limited


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           to, provisions establishing the standards for performance, and (ii)
           entitled to all rights and protections afforded Innovex under this Agreement, including, but not limited to, the indemnity and limitation of liability protections set forth herein.

     16.2 When used in this Agreement, the term "affiliate" shall mean all entities controlling, controlled by or under common control with Client or Innovex, as the case may be. When used herein, the term "control" shall mean the ability to vote fifty percent (50%) or more of the voting securities of any entity.

17.  CHOICE OF LAW, JURISDICTION, ENFORCEABILITY

     17.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas applicable to agreements made and to be performed entirely within such State, including all matters of enforcement, validity and performance.

     17.2 No failure or delay on the part of Innovex or the Client to exercise or enforce any rights conferred on it by the Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege or further exercise thereof operate so as to bar the exercise or enforcement thereof at any time.

     17.3 The illegality or invalidity of any provision (or any part thereof) of the Agreement or these Standard Terms, shall not affect the legality, validity or enforceability of the remainder of its provisions or the other parts of such provisions as the case may be which provisions shall remain in full force and effect.

18.  MISCELLANEOUS

     18.1 Neither Innovex nor the Client shall assign the Agreement without the prior written consent of the other.

     18.2 The text of any press release or other communication to be published by or in the media concerning the content of the Agreement or the involvement of Innovex and the Client shall require the written approval

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           of Innovex and the Client. Any such communication on the subject matter of the Agreement shall require the prior written approval of the Client.

     18.3 The Client may use, refer to and disseminate reprints of scientific, medical and other published articles which disclose the name of Innovex consistent with U.S. copyright laws, provided such use does not constitute an endorsement of any commercial product or service by Innovex. Except as otherwise required by law, Innovex shall not disclose publicly or utilize in any advertising or promotional materials the existence of the Agreement or Innovex's association with the Client or the use of the Client's name or the name of any of the Client's divisions, products or investigations without the prior written permission of the Client.

     18.4 The Agreement and the Standard Terms for Clinical Services constitute the entire understanding of the Client and Innovex. No changes, amendments or alterations shall be effective unless in writing and signed by the Parties. Any notice required to be given under this Agreement shall be in writing and delivered by facsimile with a copy thereof delivered by certified mail, postage prepaid, addressed to the parties as follows (or as otherwise notified in writing in accordance with this section):

           If to the Client:

           LXR Biotechnology, Inc.
           Attn:  Ms. Jerilyn G. Domagala
                  Director of Regulatory Affairs
                  1401 Marina Way South
                  Richmond, CA 94804
           Phone: (510) 412-9100
           Fax:   (510) 412-0886


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           If to Innovex:

           Innovex Inc.
           Attn: David Stack
           President and General Manager
           10 Waterview Boulevard
           Parsippany, NJ 07054
           Phone: 201-257-4500
           Fax: 201-257-4561

           With a copy in the case of dispute or legal matters to:

           L. Stephen Garlow
           General Counsel
           11250 Corporate Ave.
           Lenexa, KS 66219
           Phone: 913-752-8620
           Fax: 913-752-8699


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                               SCHEDULE A - PRICE



1.   CLINICAL POSITION TITLES AND DAILY RATE.      Attached, Schedule A-1.

2.   PROJECT COSTS.    Attached, Schedule A-2.

3. FEES. Within ten (10) days of the execution of this Agreement Client shall pay Innovex an initial deposit which is the equivalent of fees for two (2) months, plus estimated travel expenses. Thereafter, Innovex agrees to invoice the Client at the end of each month in arrears for all Services provided to the Client by Innovex hereunder. The initial deposit will be offset against charges to Client for the final two months of the Agreement. Upon expiration or termination of the Agreement the parties will reconcile total payments received against total days worked. Any credit or refund due will be paid by Innovex within 30 days. Any charge due by Client will be invoiced by Innovex for payment within 30 days.

     Invoices shall reflect the name(s) of Personnel for which the client is being billed, the number of days worked during the invoice period, the total due for each individual Personnel for the invoice period and a grand total of all fees for the invoice period. Upon request, supporting documentation will be made available to the Client.

Innovex Standard Terms for Clinical Services                                  19
Innovex #5378


                                  SCHEDULE A-1

CLINICAL POSITION TITLES AND DAILY RATES

[**]

Note: Daily rate is shown in U.S. Dollars. Position titles are shown in descending order their daily rates.









                                             ** Confidential Treatment Requested

Innovex Standard Terms for Clinical Services                                  20
Innovex #5378


                                  SCHEDULE A-2

                     PROJECT COSTS: CARDIAC TRANSPLANTATION

[**]

Innovex Standard Terms for Clinical Services                                  21
Innovex #5378

                                  SCHEDULE A-2

                     PROJECT COSTS: CARDIAC TRANSPLANTATION

[**]








                                             ** Confidential Treatment Requested

Innovex Standard Terms for Clinical Services                                  22
Innovex #5378



                                  SCHEDULE A-2

                     PROJECT COSTS: CARDIAC TRANSPLANTATION

[**]

           TOTAL PROJECT COSTS                            565,274






                                             ** Confidential Treatment Requested

Innovex Standard Terms for Clinical Services                                  23
Innovex #5378



                              SCHEDULE B - SERVICES



A copy of the description of specific services to be performed is attached, dated April 28, 1997.

Ms. Jerilyn G. Domagala                                          April 28, 1997
Director of Regulatory Affairs
LXR Biotechnology, Inc.
1401 Marina Way South
Richmond, CA 94804

Dear Jerilyn,

Per Your recent discussions with Dr. Michael Kurman in reference to the LXR Biotechnology Heart Transplant study, LXR Biotechnology's intends to enter into agreement with Innovex Inc. for the services listed below.

Innovex will provide the following Clinical Research Services: project management, clinical monitoring, site management, medical monitoring, regulatory affairs, data management, statistical analyses, report writing and quality assurance.

                             STUDY OUTLINE (DRAFT)
                             ---------------------
 Study:                      [**], Innovex # 5378

 Indication:                 Heart Transplant

 Number of Sites:            [**]

 Countries:                  U.S./Europe

 Start Date:                 [**]

 Enrolled Patients:          120

 Accrual Rate:               [**]

 Accrual Period:             [**]

 Treatment and Follow-up:    [**]

 % Population with
 potential SAEs:             [**]

 CRF pages/patient:          [**]

 Total CRF Volume:           [**]

 Contract End Date:          June 1, 1999


                                              **Confidential Treatment Requested

THE BRIEF

LXR Biotechnology has asked Innovex to submit a Proposal for Services to provide project management, clinical monitoring, site management, medical monitoring, regulatory affairs, data management, statistical analyses, report writing and quality assurance for the LXR Heart Transplant Study, [**]. The total cost associated with this project is [**]. A detailed cost estimate is attached following the description of services.

                                    SERVICES

PROJECT MANAGEMENT will provide total project planning for the execution of study related activities and coordination of the project team to achieve project goals and objectives. Specifically, PROJECT MANAGEMENT will:

 - participate in the project planning activities including writing and review of the protocol, CRF design and review, as well as clinical laboratory and drug shipments

 - set-up and maintain project timelines through the use of interactive, relational Gantt charts

 -   implement the utilization of InnTrax (the Innovex project tracking system)

 -   set-up and maintain secure project central files

 - monitor and report on budgetary parameters related to scope of work deliverables and changes

 -   administer investigator grant payments

 -   facilitate and document project team meetings

 - act as the liaison on all project information between LXR Biotechnology and Innovex functional departments

 -   prepare and distribute monthly activity/progress reports

INVESTIGATOR ADMINISTRATION includes all tasks associated with investigator contacts, recruitment, selection and training and the preparation of study materials and documents. Specifically, this entails:

 -   review and printing of CRFs

 - preparation of site materials including conventions, annotations, site manual and study aids

 - making initial contact with sites and send the pre-study documents (including protocol, consent form and letters of confidentiality) necessary to determine the Investigator's interest and ability to participate

 - performing pre-study site visits to inspect each site prior to study initiation

 -   distributing and collecting study documents in preparation for initiation

 -   conducting investigator contract and budget negotiations

 -   collecting and reviewing site regulatory documents and IRB approvals


                                              **Confidential Treatment Requested

INVESTIGATOR ADMINISTRATION cont'd

 -   preparing investigator site binders

 - performing initiation visits to instruct the investigator and study coordinator in the technical aspects of the study

 - providing project specific and therapeutic area training for CRAs and other team members

CLINICAL MONITORING will monitor the investigative sites and the data during the course of the study and upon close out according to LXR Biotechnology and Innovex SOP's and local, state and federal regulations and GCPS. This monitoring will include:

- site visits during the course of the study where activities include: source document verification collection of completed CRF's listings of corrected discrepancies patient accrual status protocol compliance or deviations drug accountability regulatory document status patient safety issues

 -   site management utilizing InnTrax and writing site summaries

 -   in-house CRF logging, reviewing and query resolution

 - closeout visits to remove all appropriate study documentation, CRF's drug supplies, etc. from each site with review of the investigator binder for completeness and regulatory compliance

MEDICAL MONITORING is responsible for the medical management of the study, review of all reported adverse events and reporting of all serious adverse events to LXR Biotechnology according to federal regulations and assist with the preparation of clinical reports. Specifically, MEDICAL MONITORING will:

 - answer questions and address issues from LXR Biotechnology, the clinical sites and the Innovex project team regarding patient eligibility, indication-specific information and study drug administration

 -   review appropriate CRF pages and data listings for eligibility and safety

 -   track adverse events according to SOP's agreed upon

 -   report serious adverse events according to regulatory guidelines

DATA MANAGEMENT will produce a clean, authorized and validated database for the study. Specifically, DATA MANAGEMENT will:

 - design a database plan including data entry conventions, annotated CRF'S, QC guidelines, standard edit checks and validation plan

 - program a database, edit checks and data entry screens according to LXR Biotechnology's specifications

 -   provide database verification, documentation and administration

 -   perform double-key data entry and reconciliation of the dual entries

 - utilize standard computerized edit checks including invalid or out of range values, logic checks and missing data

 -   generate, review, investigate and resolve data discrepancies

 -   utilize InnTrax to track CRF's and queries

 -   maintain the integrity of the database

STATISTICS will support development of a statistically sound protocol and CRF and plan and execute the statistical analysis of the data generated from the study. Specifically, STATISTICS will:

 - review the protocol and CRFs for clarity and consistency of study concepts and procedures

 - perform a sample size assessment and create a statistical methods section in the protocol

 - prepare specifications and template versions of all tables, listings and graphs to be included in the final statistical report

 -   generate all tables, listings and graphs according to specifications

 - perform statistical analysis of protocol-specified efficacy and/or safety parameters

 - generate a statistical report summarizing all rules and definitions, describing results of statistical analyses and including a more technical statistical appendix

 - archive all relevant data, programs and documents with copies delivered to client

MEDICAL WRITING will prepare and deliver a draft and final clinical/statistical integrated report in an agreed format. Specifically, MEDICAL WRITING will:

 - prepare a draft report explaining the study plan, variables measured, method of analysis and results of the study

 -   include summary tables and listings produced by the analyses

 - produce a final report for the study, incorporating comments from the project team and LXR Biotechnology

 - send a written and electronically-formatted copy of the final integrated report to LXR Biotechnology

QUALITY ASSURANCE will provide documentation to LXR Biotechnology and Innovex management that the study is being carried out in accordance with the protocol, SOPs and local, state and federal regulations and GCPs.